EXHIBIT 10.15
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (“Agreement”) is entered into effective as of the 31 day of May 2003 by and between Cardiovascular Systems, Inc., a Minnesota corporation, (“CSI”), and Michael J. Kallok, Ph.D. (“Kallok”).
Recitals
     A. CSI and Kallok are parties to an Employment Agreement dated December 2, 2002 (the “2002 Agreement”).
     B. CSI and Kallok wish to amend and restate the 2002 Agreement upon the terms and conditions set forth in this Agreement, primarily for the purpose of providing severance benefits to Kallok.
Article 1
AMENDMENT AND RESTATEMENT OF 2002 AGREEMENT
     1.1 Amendment and Restatement. The 2002 Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement.
Article 2
EMPLOYMENT AND TERMS OF AGREEMENT
     2.1 Employment. CSI hereby employs Kallok and Kallok hereby accepts employment as Chief Executive Officer of CSI.
     2.2 Duties.
a.	During his employment with CSI, Kallok shall serve CSI faithfully and to the best of his ability. Except as approved in writing by the Board of Directors, which approval shall not be unreasonably withheld, Kallok shall devote his full business and professional time, energy, and diligence to the performance of the duties of such office. Kallok shall perform such duties for CSI (i) as are customarily incident to his office and (ii) as may be assigned or delegated to him from time to time by the Board of Directors of CSI or its designees. During his employment with CSI, Kallok shall not engage in any other business activity that would conflict or interfere with his ability to perform his duties under this Agreement.

b.	Kallok agrees to be subject to CSI’s control, rules, regulations, policies and programs. Kallok further agrees that he shall not enter into any contract on behalf of CSI except as expressly authorized by CSI.
     2.3 Term of Employment. Kallok’s employment with CSI shall be “at will,” meaning either Kallok or CSI may terminate the employment relationship at any time, for any or no reason.
Article 3
COMPENSATION AND BENEFITS
     3.1 Base Salary. As compensation for (a) his services to CSI and (b) his confidentiality, noncompetition, and nonsolicitation agreement provided in Article 4 of this Agreement, during his employment with CSI Kallok shall be paid a base salary as follows: (i) beginning with the Effective Date of this Agreement and continuing through and ending December 31, 2003, Kallok shall be paid a monthly base rate of $12,500; (ii) beginning January 1, 2004, Kallok shall be paid a monthly base rate as determined by the Board of Directors or its designees from time to time but no less than annually. The base salary shall be payable at such periodic intervals, not less than monthly, as from time to time are applicable with respect to senior executives of CSI. Kallok’s base salary, and all other compensation and benefits provided by CSI, shall be subject to required and authorized deductions and withholdings.
     3.2 Bonus. Kallok shall be given the opportunity to earn a cash bonus of $60,000 in the first year of the Agreement payable according to achievement of performance goals as is agreed between the Kallok and the Board of Directors of the Corporation.
     First half of Bonus to be paid on achievement of
1)	Design Freeze

2)	Raising $5 million.
     Second half of Bonus based on
1)	CE Mark

2)	Start of Human Trials
     This Agreement shall be amended from time to time by an agreement or agreements in writing to set forth and reflect the then current annual base salary and bonus payable by the Corporation to Employee.
     3.3 Group Insurance Benefits. Kallok shall be eligible to participate in such group health, dental, and/or life insurance plans, if any, made available from time to time by CSI to its employees, subject to the terms and conditions of such plans. To the extent CSI adopts such plans, Kallok shall be entitled to receive family medical and/or dental coverage and/or single life insurance coverage (as applicable) with the normal Company contribution level for senior executives. Nothing in this Agreement shall require CSI to adopt such plans or restrict CSI’s right to amend, modify, or terminate such plans at any time, including during Kallok’s employment.
     3.4 Stock Options. As further consideration for the restrictions contained and enumerated in Article 5, CSI has granted Kallok stock options for 260,000 shares of CSI common stock the terms of which are set forth in a separate Stock Option Agreement dated December 18, 2002. Kallok shall also be entitled to receive additional options for his service on the CSI’s Board of Directors, as determined by the Board. Kallok must be employed on the date of vesting in order for the options to become exercisable. Once the options become exercisable, they shall remain exercisable until the fifth anniversary of the date they become exercisable or the earlier termination of the options.
     3.5 Miscellaneous Benefits. CSI shall provide Kallok the following additional benefits:
a.	Reimbursement of all ordinary and necessary expenses incurred by Kallok for CSI, in accordance with CSI’s policies and practices with regard to documentation and payment of such expenses.

b.	Paid time off (“PTO”), in lieu of vacation, sick, or personal time, in an amount consistent with CSI policies as determined by the Board of Directors.
Article 4
TERMINATION OF EMPLOYMENT
     4.1 Termination. Either Kallok or CSI may terminate the employment relationship at any time, for any or no reason. Notwithstanding the foregoing, Kallok agrees to give CSI thirty (30) days’ written notice of termination.
     4.2 Return of Property. Immediately upon termination (or at such earlier time as requested by the Board of Directors or its designees), Kallok shall deliver to CSI all of its property, including but not limited to all work in progress, research data, equipment, originals and copies of documents and software, customer information and lists, financial information, and all other material in his possession or control that belongs to CSI or its customers or contains Confidential Information.
     4.3 Payment Upon Termination. Except as provided in Section 4.4, after the effective date of termination, Kallok shall not be entitled to any compensation, benefits, or payments whatsoever except for compensation earned through his last day of employment and any accrued benefits.
     4.4 Severance. If (1) Kallok is terminated by CSI without Cause, or Kallok terminates his employment for Good Reason, and (2) Kallok executes a release of claims in a form supplied by CSI, then CSI shall provide Kallok with the severance benefits described in this Section 4.4.
a.	Termination by Employer with Cause. For purposes of this Article 4, “Cause” shall be defined as:
(1)	Kallok’s neglect of any of his material duties or his failure to carry out reasonable directives from the Board of Directors or its designees;

(2)	Any willful or deliberate misconduct that is injurious to CSI;

(3)	Any statement, representation or warranty made to the Board or its designees by Kallok that Kallok knows is false or materially misleading; or

(4)	Kallok’s commission of a felony, whether or not against CSI and whether or not committed during Kallok’s employment.
b.	Termination by Kallok for Good Reason. For purposes of this Article 4, “Good Reason” shall be defined as:
(1)	The assignment to Kallok, without Kallok’s consent, of employment responsibilities that are not of comparable responsibility and status to the employment responsibilities described in this Agreement;

(2)	CSI’s reduction of Kallok’s base salary without Kallok’s consent; or

(3)	CSI’s failure to provide Kallok, without Kallok’s consent, those employee benefits specifically required by this Agreement.
c.	Severance Benefits Upon Termination by CSI Without Cause or Termination by Kallok for Good Reason. In the event that (A) Kallok’s employment is terminated by CSI without Cause or terminated by Kallok for Good Reason, and (B) Kallok executes a release of claims in a form supplied by CSI, then CSI shall: (i) pay Kallok in a lump sum or at regular payroll intervals, at CSI’s option, an amount equal to twelve (12) months’ of Kallok’s then current base salary plus the greater of (x) the annual bonus received by Kallok in the previous fiscal year or (y) the annual bonus which would be paid to Kallok for the fiscal year in which termination occurs assuming CSI’s financial results for each month subsequent to termination are the same as the average monthly financial results for months prior to termination, which salary and bonus amounts shall be subject to required and authorized deductions and withholdings;

and (ii) continue to pay CSI’s ordinary share of premiums for twelve (12) calendar months for Kallok’s COBRA continuation coverage in CSI’s group medical, dental, and life insurance plans (as applicable), provided Kallok elects such continuation coverage and timely pays Kallok’s share of such premiums, if any.
Article 5
CONFIDENTIALITY, NONCOMPETITION, NONSOLICITATION, PROPERTY, INVENTIONS, AND COPYRIGHTS
     5.1 Definitions. For purposes of this Article 5, the terms listed below shall have the following meanings:
a.	“Confidential Information” shall mean any information not generally known or readily ascertainable by CSI’s competitors or the general public. Confidential Information includes, but is not limited to, use of or customization to product designs, plans, drawings or prototypes; data of any type that is created by Kallok, is provided, or to which access is provided, in the course of Kallok’s employment by CSI; data or conclusions or opinions formed by Kallok in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of CSI; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; supplier names or other information; employee names or other information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Kallok in the course of employment. Confidential Information does not include information that Kallok can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public or (2) became generally available through no act or failure to act by Kallok.

b.	“Corporate Product” means any product or service, (including any component thereof and any research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by CSI or with respect to which CSI has acquired Confidential Information which it intends to use in the design, development, manufacture, marketing or sale of a product or service.

c.	“Competitive Product” means any product or service, (including any component thereof and any research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by anyone other than the Corporation, and is of the same general type, performs similar functions, or is used for the same purposes as a Corporate Product which Employee worked on or assisted the Corporation in marketing or about which Employee received or had knowledge of Confidential Information.
d.	“Render services” shall mean directly or indirectly, owning, managing, operating, controlling, providing services to, being employed by, consulting for, or otherwise participating in, a business.

e.	“Sell” and “sold” shall mean sell, lease, license, market, or otherwise provide or attempt to provide for compensation or advantage.

f.	“Customer” shall mean any person or entity that (1) has a contract or business relationship with CSI, (2) is negotiating to contract or enter into a business relationship with CSI, or (3) has, within the last two (2) years of Kallok’s employment with CSI, purchased or leased products or services from CSI.

g.	“Invention” shall mean any invention, discovery, design, improvement, business method, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or reduced to practice.
     5.2 Confidentiality Restrictions. Kallok agrees at all times to use all reasonable means to keep Confidential Information secret and confidential. Kallok shall not at any time (including after termination of his employment with CSI) use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary for the performance of Kallok’s duties on behalf of CSI. Kallok shall not at any time provide services to any person or entity if providing such services would require or likely result in his using or disclosing Confidential Information. Upon termination of Kallok’s employment with CSI, Kallok shall immediately return to CSI all originals and copies of Confidential Information and other CSI materials and property in Kallok’s possession. Kallok acknowledges that use or disclosure of any of CSI’s confidential or proprietary information in violation of this Agreement would have a materially detrimental effect upon CSI, the monetary loss from which would be difficult, if not impossible, to measure.
     5.3 Noncompetition. During employment and for one (1) year following termination of employment with CSI, Kallok will not, directly or indirectly, render services to any person or entity in connection with the design, development, manufacture, marketing or sale of a Competitive Product that is sold or intended for use or sale in any geographic area in which the CSI actively markets a Corporate Product, or intends to actively market a Corporate Product of the same general type or function. Kallok understands and acknowledges that, at the present time, (i) Corporate Products include the products currently being developed by CSI, and (ii) the geographic market in which CSI is actively marketing its Corporate Products is the United States of America. Employee understands and acknowledges that the foregoing description of Corporate Products and geographic market may change, and the provisions of this section shall apply to the Corporate Products and geographic market of CSI in effect upon the termination of Kallok’s employment with CSI.

     5.4 Nonsolicitation of Customers. During Kallok’s employment with CSI and for a period of one (1) year immediately following Kallok’s termination, Kallok shall not (except on CSI’s behalf during Kallok’s employment):
a.	solicit or sell, or attempt to solicit or sell, to any CSI customer, services or products that compete with services or products provided by CSI, or that were in the process of being developed by CSI during Kallok’s employment; or

b.	interfere in any way with CSI’s relationships with any customer or supplier, or induce any such person or entity to terminate or alter its business relationship with CSI.
     5.5 Nonsolicitation of Employees or Others. During Kallok’s employment with CSI and for a period of one (1) year immediately following Kallok’s termination, Kallok shall not (except on CSI’s behalf during Kallok’s employment) solicit or accept—directly or indirectly, as an individual or through any other person or entity—any employee of CSI or consultant under contract with CSI for employment or any other arrangement for compensation to perform services, or induce such persons to terminate or alter their relationship with CSI.
     5.6 Copyrights. Kallok agrees that he is employed by CSI and that any designs, drawings, or computer or software applications or other work of authorship (hereinafter referred to as “Works”) prepared by Kallok for the benefit of CSI or its customers or prepared at the request of CSI or its customers (as well as Kallok’s contributions to any other Works relating to CSI), shall be considered “work made for hire” within the meaning of U.S. Copyright law and that all such Works shall belong to CSI. To the extent that any such Works cannot be considered a “work made for hire,” Kallok agrees to disclose and assign, and hereby does assign, to CSI all right, title, and interest in and to such Works, and agrees to assist CSI by executing any such documents or applications as may be useful to evidence such ownership of such Works. To the extent such Works are based on preexisting work in which Kallok has an ownership interest, Kallok grants CSI all right, title, and interest in such Works free and clear of any claim based on the preexisting work.
     5.7 Inventions.
a.	Assignment. Kallok shall promptly and fully disclose in writing to CSI, and will hold in trust for CSI’s sole right and benefit, any Invention that Kallok, during the period of employment and for one year thereafter, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:
(1)	Relates to any subject matter pertaining to Kallok’s employment; or

(2)	Relates to or is directly or indirectly connected with CSI’s business, products, processes, or Confidential Information; or

(3)	Involves the use of any of CSI’s time, material, or facility.
Kallok shall keep accurate, complete, and timely records for such Inventions, which records shall be CSI’s property. Kallok hereby assigns to CSI all of Kallok’s right, title, and interest in and to all such Inventions and, upon CSI’s request, Kallok shall execute, verify, and deliver to CSI such documents, including without limitation, assignments and patent applications, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable CSI to obtain the sole right, title, and benefit to all such Inventions.
b.	Notice of Excluded Inventions. Kallok agrees, and is hereby notified, that the above agreement to assign Inventions to CSI does not apply to any Invention for which no equipment, supplies, facility, or Confidential Information of CSI’s was used, which was developed entirely on Kallok’s own time, and (a) which does not relate: (i) directly to CSI’s business; or (ii) to CSI’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Kallok for CSI.
     5.8 Understandings. Kallok agrees and acknowledges that CSI informed him, prior to entering into this Agreement, that the restriction provisions contained in Article 5 would be required as part of the terms and conditions of employment. Kallok understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to CSI’s business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of CSI and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), Kallok does not believe would prevent him from earning a living. Kallok agrees that the restrictions and obligations in this Agreement are reasonable. Kallok and CSI agree that the restrictions and obligations in Article 5 of this Agreement shall survive the later of Kallok’s termination of employment with CSI or the termination of this Agreement, and shall apply regardless of whether Kallok’s termination is voluntary or involuntary.
     5.9 Remedies. The parties acknowledge and agree that, if Kallok breaches or threatens to breach the terms of this Article 5, CSI shall be entitled as a matter of right to injunctive relief and reasonable attorneys’ fees, costs, and expenses, in addition to any other remedies available at law or equity. The parties further agree that, if Kallok breaches any noncompetition and/or nonsolicitation restriction contained in this Article 5, then the time period for such restriction shall be extended by the length of time that Kallok was in breach.

Article 6
MISCELLANEOUS PROVISIONS
     6.1 Other Benefits. This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits, and privileges to which Kallok may be entitled as an employee of CSI under any retirement, pension, or profit-sharing plans that may now be in effect or that may hereafter be adopted.
     6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota.
     6.3 Entire Agreement. This Agreement constitutes the entire understanding of CSI and Kallok and supersedes all prior agreements, understandings, and negotiations between the parties, whether oral or written. No modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.
     6.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon CSI and Kallok and their respective successors, executors, and administrators, except that the services to be performed by Kallok are personal and are not assignable.
     6.5 Captions. The captions set forth in this Agreement are for the convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.
     6.6 No Conflicting Obligations. Kallok represents and warrants to CSI that he is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Kallok of his obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information.
     6.7 Waiver. The failure of a party to require compliance with any term or obligation of this Agreement shall not constitute a waiver or prevent enforcement of such term or obligation. A term or obligation of this Agreement may be waived only by a written instrument signed by the party waiving compliance.
     6.8 Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, CSI and Kallok agree that that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.
     6.9 Notices. Any notices given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

(a)	If to CSI:	Cardiovascular Systems, Inc.

2715 Nevada Avenue North
New Hope, MN 55427

and

Fredrikson & Byron, P.A.
4000 Pillsbury Center
200 South Sixth Street
Minneapolis, MN 55402

(b)	If to Kallok:	Michael J. Kallok, Ph.D.
2715 Nevada Avenue North
New Hope, MN 55427
     6.10 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.
     With the intention of being bound hereby, the parties have executed this Agreement as of the date set forth above.

/s/ Michael J. Kallok

Michael J. Kallok

Cardiovascular Systems, Inc.

By:	/s/ Gary Petrucci

Its:	Director